Exhibit 8.1

List of subsidiaries and affiliated entities of the Registrant

Subsidiaries	Place of Incorporation	Ownership Interest
TuanChe Information Limited (“TuanChe Information”)	Hong Kong	100%
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	PRC	100%
Longye International Limited	Cayman Islands	100%
Long Ye Information Technology Limited	Hong Kong	100%
Beijing Sangu Maolu Information Technology Co., Ltd. (“Sangu Maolu”)	PRC	100%
Chema Technology (Beijing) Co., Ltd. (“Chema”)	PRC	100%

Major VIEs	Place of Incorporation	Ownership Interest
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	PRC	100%
Best Cars Limited (“Best Cars”)	British Virgin Islands	100%
Shenzhen Drive New Media Co., Ltd. (“Drive New Media”)	PRC	100%
Beijing Internet Drive Technology Co., Ltd. (“Internet Drive Technology”)	PRC	100%
Tansuojixian Technology (Beijing) Co., Ltd (“Tansuojixian”)	PRC	100%

Major subsidiaries of VIEs	Place of Incorporation	Ownership Interest
TuanChe (Beijing) Automobile Sales & Service Co., Ltd. (“TuanChe Automobile”)	PRC	100%
Beijing GuoHeng Chuangxin Automobile Sales & Service Co., Ltd. (“GuoHeng Chuangxin”)	PRC	100%
Tengzhou GuoChuang Automobile Sales & Service Co., Ltd. (“GuoChuang Automobile”)	PRC	100%
Tianjin Hengyuan Chuangxin Automobile Sales Co., Ltd. (“Tianjin Hengyuan”)	PRC	100%